UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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PPG Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Promoting Accountability and Strong Corporate Governance Practices Track record of robust shareholder engagement and responsiveness Ensuring Effective, Independent Oversight with a Strong Lead Director in Place Strong independent Lead Director with broad responsibilities that are clearly defined in our Corporate Governance Guidelines Commitment to Regular Board Refreshment Ensuring Composition In Line With Strategy Regular refreshment provides new perspectives and skillsets aligned with our strategy Focusing on PPG’s ESG Programs and Practices In 2021, the Board conducted a comprehensive review of the Company’s ESG oversight PPG’s Board is Committed to Independent Oversight, Delivering Value for Shareholders and Strong Corporate Governance and ESG Practices 2 3 1 5 1. Data sourced from 2022 Spencer Stuart Board Index 1 ✓ Achieved record full-year 2022 reported net sales, driven by strong organic growth ✓ Continued focus on optimizing cost structure through simplification of supply chain and capturing acquisition-related synergies ✓ Thoughtful capital allocation focused on maintaining strong balance sheet / liquidity, pursuing focused M&A and continuing our legacy of returning capital through buybacks and dividends, including 51 consecutive years of per share dividend increases 4 6.8 7.8 PPG S&P 500 Average Director Tenure (Years) 1 7 independent directors added since 2014 % of outstanding shares held by active, institutional investors with whom we met in 2022 Extensive Shareholder Engagement 60% % of outstanding shares held by institutional investors with whom we held governance-focused meetings in 2022 45% Board believes shareholders are best served by retaining flexibility to determine a leadership structure, which may include an independent Board Chair when appropriate Delivering Results for Shareholders The Board is actively engaged in developing and overseeing our strategy and execution which is delivering results ✓ Strong Lead Director role provides robust independent Board leadership and oversight ✓ Current PPG leadership transition enabled by flexible Board leadership structure ✓ ESG programs and practices are overseen by the Board and each of its committees resulting in PPG’s first DE&I report and Science-Based Target commitment ✓ Newly-created position of Vice President, Global Sustainability works with the Sustainability Committee to coordinate PPG’s ESG programs GRI SASB TCFD SDGs Best-in-Class ESG Reporting ✓ Significant shareholder outreach to obtain the necessary votes – including adjourning the 2022 annual meeting to allow additional time for shareholders to vote ✓ As a result, eliminated supermajority voting and implemented annual director elections

PPG 2023 Annual Meeting of Shareholders Proposal Roadmap Please refer to our 2023 Proxy Statement for additional details on all voting matters; voting inquiries can be directed to our proxy solicitor, D.F. King & Co., Inc. Shareholders Call Toll-Free: (800) 290-6426 All Others Call: (212) 269-5550 Email: PPG@dfking.com Proposal Board Recommendations 1. To elect as directors the five named nominees to serve in a class whose term expires in 2025 FOR  2. To vote on a nonbinding resolution to approve the compensation of the Company’s named executive officers on an advisory basis FOR  3. To vote on the frequency of future advisory votes on executive compensation on an advisory basis ONE YEAR  4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2023 FOR  5. To vote on a shareholder proposal to adopt a policy requiring an independent Board chair, if properly presented AGAINST  PPG's Board Recommends Voting FOR Proposals 1, 2 and 4, ONE YEAR on Proposal 3 and AGAINST Proposal 5 to Require an Independent Board Chair 2